Exhibit 3.1

PRESIDIO PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT

Presidio Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every ten shares of Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), of the Corporation that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Series A Common Stock, par value $0.10 per share. To the extent applicable, fractional shares will be rounded up to the nearest whole share.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by law. The amendment set forth in Article FIRST above is limited to a change expressly authorized by Section 2-309(e) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Series A Common Stock of the Corporation issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.10 per share to $0.01 per share.

FOURTH: The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

SIXTH: These Articles of Amendment shall become effective at 12:01 a.m., Eastern Time, on May 19, 2025 (the “Reverse Stock Split Effective Time”).

The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer on this 16th day of May 2025.

ATTEST:	PRESIDIO PROPERTY TRUST, INC.

/s/ Ed Bentzen	By:	/s/ Jack K. Heilbron
Ed Bentzen		Jack K. Heilbron
Chief Financial Officer		Chief Executive Officer and President